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                                                                    EXHIBIT 99.1


List of Pending Cases

         In addition to those pending cases previously reported in Exhibit 99 of Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and Exhibit 99 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, Registrant has been named as a defendant in the following smoking and health proceedings:

Welsh, W., et al., v. Anchor Tobacco Company, et al., Circuit Court of Ohio County, West Virginia, February 26, 2002;


List of Terminated Cases

         No smoking and health proceedings to which Registrant is a party have been terminated that have not been previously reported as such.